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                                                                     Exhibit 5.1


February 27, 2004

LNR Property Corporation
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139


Ladies and Gentlemen:

We have acted as counsel to LNR Property Corporation (the "Company") in connection with the Company's offer to exchange $400,000,000 principal amount of its 7.25% Series B Senior Subordinated Notes due 2013 (the "Notes") for a like principal amount of the Company's 7.25% Series A Senior Subordinated Notes due 2013 (the "Series A Notes"). The exchange offer is being made pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Notes and the Series A Notes.

Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when issued in exchange for a like principal amount of Series A Notes in the manner contemplated by the Registration Statement, the Notes will have been legally issued and will be binding obligations of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus that is a part of the Registration Statement.

Very truly yours,

/s/ Cifford Chance US LLP